MDU RESOURCES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN
____________________________________________________________

I.    ESTABLISHMENT AND PURPOSE
The Executive Incentive Compensation Plan (the “Plan”) was adopted by the Board of Directors of MDU Resources Group, Inc. (“MDUR”) on November 4, 1982 and subsequently amended. Effective January 1, 2012, the Plan was further amended, and the Montana-Dakota Utilities Co. Executive Incentive Compensation Plan, the MDU Construction Services Group, Inc. Executive Incentive Compensation Plan, the Knife River Corporation Executive Incentive Compensation Plan and the WBI Holdings, Inc. Executive Incentive Compensation Plan (collectively, the “Business Unit Plans”) were merged into the Plan. All awards with respect to services performed in 2011 and earlier that were earned and deferred pursuant to any of the Business Unit Plans shall be subject to the terms of the applicable Business Unit Plans in effect at the time the awards were granted. Deferral elections for awards relating to services to be performed during 2012 made pursuant to any of the Business Unit Plans shall be deemed to have been made pursuant to the Plan.
The purpose of the Plan is to provide an incentive for key executives of MDUR, its business segments, divisions and subsidiaries to focus their efforts on the achievement of corporate performance goals. The Plan is designed to reward successful performance as measured against specified performance goals. When performance reaches or exceeds the performance targets, incentive compensation awards, in conjunction with salaries, will provide a level of compensation which recognizes the skills and efforts of the key executives.

II.     DEFINITIONS
Capitalized terms not otherwise defined herein shall have the meanings given them in the Rules and Regulations.

III.    BASIC PLAN CONCEPT
The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance goals. A target incentive award for each individual within the Plan is established based on the position level and base salary (“Salary”). The target incentive award represents the amount to be paid, subject to the achievement of the performance goals established each year. Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Participants to achieve the specified performance goals. Therefore, in its review of performance the Administrator may modify the performance targets. However, it is contemplated that such target modifications will be necessary only in years of unusually adverse or favorable external conditions.

IV.    ADMINISTRATION
The Plan shall be administered by the Compensation Committee of the Board of Directors of MDUR (the “Administrator”). The Compensation Committee of the Board of Directors of MDUR shall adopt Rules and Regulations for the administration of the Plan. With respect to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Chief Executive Officer of MDUR, with respect to MDUR employees, and

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the chief executive officer of each business segment, in conjunction with the Chief Executive Officer of MDUR, with respect to the business segment’s employees, shall be the Administrator.
The Administrator shall approve the list of eligible Participants and the target incentive award level for each position within the Plan. The Plan’s performance targets for the year shall be approved by the Administrator no later than 90 days after the beginning of that Plan Year. The Administrator shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
The Board of Directors of MDUR may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

V.    ELIGIBILITY
Executives who are determined by the Administrator to have a key role in both the establishment and achievement of their company’s objectives shall be eligible to participate in the Plan.
Nothing in the Plan shall interfere with or limit in any way the right of an employer to terminate any Participant’s employment at any time, for any reason or no reason in its sole discretion, or confer upon any Participant any right to remain employed by the employer. No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

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VI.    PLAN PERFORMANCE MEASURES
Performance measures shall be established that consider shareholder and/or customer interests. These measures shall be evaluated annually based on achievement of specified goals.
The performance measures will be determined by the Administrator. These measures may be applied at the MDUR level, the business segment level and/or a division or subsidiary level. The Administrator may assign different performance measures and/or different weights to performance measures for each Participant.
The Administrator may establish threshold, target and/or maximum award levels annually for some or all of the performance measures. The Administrator will retain the right to make all interpretations as to the actual attainment of the desired results and will determine whether any circumstances beyond the control of management need to be considered.

VII.    TARGET INCENTIVE AWARDS
Target incentive awards will be expressed as a percentage of each Participant’s Salary. These percentages shall vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the corporate objectives. A schedule showing the target awards as a percentage of Salary for eligible positions will be prepared for each Plan Year.

VIII.    INCENTIVE FUND DETERMINATION
The target incentive fund is the sum of the individual target incentive awards for all eligible Participants. Once the incentive targets have been determined by the Administrator, a target incentive fund shall be established and accrued ratably by MDUR and each of its business segments, divisions and/or

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subsidiaries, as applicable. The incentive fund and accruals may be adjusted during the year.
At the close of each Plan Year, the Chief Executive Officer of MDUR will cause to be prepared an analysis showing performance in relation to each of the performance measures employed. This will be provided to the Administrator for review and comparison to threshold, target and/or maximum, if applicable, performance levels. In addition, any recommendations of the Chief Executive Officer of MDUR or the Administrator will be presented at this time. The Administrator will then determine the amount of the target incentive fund earned.

IX.    INDIVIDUAL AWARD DETERMINATION
Each individual Participant's award will be based upon the level of performance achieved relative to the established performance measures, as determined by a percentage from 0 percent to a maximum of 250 percent, as determined by the Administrator.

X.    PAYMENT OF AWARDS
Except as provided below or as otherwise determined by the Administrator, in order to receive an award under the Plan, the Participant must remain in the employment of the Participant’s employer for the entire Service Year. If a Participant terminates employment with MDUR pursuant to Section 5.01 of MDUR’s Bylaws which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a business segment, division and/or subsidiary of MDUR pursuant to a similar company Bylaw provision) and if the Participant’s 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards

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shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant’s 65th birthday occurs. The prorated award shall be paid as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
A Participant who transfers between the Participant’s employer at the time the award is granted and MDUR or any of its business segments, divisions or subsidiaries may receive a prorated award at the discretion of the Administrator.
Payments made under the Plan will not be considered part of compensation for pension purposes. Payments will be made in cash as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
To the extent approved by the Administrator of the Plan with respect to executives of MDUR, its business segments, divisions or subsidiaries, as applicable, incentive awards may be deferred if the appropriate elections have been executed prior to the beginning of the Service Year. A deferral election will be effective only for the incentive award earned in the Service Year following the Plan Year in which the election is made. Deferral elections may not be changed or revoked after the Service Year begins. Deferred amounts shall be subject to the terms of the Plan and the Rules and Regulations and, to the extent not inconsistent therewith, the deferral election forms pursuant to which the amounts were deferred. Deferred amounts will accrue interest at a rate determined annually by the Compensation Committee of the Board of Directors of MDUR and specified in the Rules and Regulations.
In the event of a "Change in Control" (as defined in the Rules and Regulations) then any award deferred by each Participant shall become immediately payable to the Participant in cash, together with accrued interest thereon to the date of payment. In the event the Participant files suit to collect the

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Participant's deferred award then all of the court costs, other expenses of litigation, and attorneys' fees shall be paid by MDUR or one of its business segments, divisions or subsidiaries, as applicable, in the event the Participant prevails upon any of the Participant's claims for payment of a deferred award.

XI.    ACCOUNTING RESTATEMENTS
This Section XI shall apply to incentive awards granted to all Participants in the Plan. Notwithstanding anything in the Plan or the Rules and Regulations to the contrary, if MDUR’s audited financial statements are restated, the Compensation Committee of the Board of Directors of MDUR (the “Compensation Committee”) may, in accordance with its Guidelines for Repayment of Incentives Due to Accounting Restatements, take such actions as it deems appropriate (in its sole discretion) with respect to
(a)    unpaid incentive awards under the Plan (including incentive awards relating to completed Plan Years, but with respect to which payments have not yet been made or deferred) ("Outstanding Awards") and
(b)    prior incentive awards that were paid (or deferred) within the three-year period preceding the restatement ("Prior Awards"), provided such Prior Awards were not paid prior to the date the Plan was amended to add this Section XI, if the calculation of the amounts payable, paid or deferred under such awards are, or would have been, directly impacted by the restatement, including, without limitation, (i) securing (or causing to be secured) repayment of some or all payments made pursuant to (or deferrals relating to) Prior Awards, (ii) making (or causing to be made) additional payments (or crediting additional deferrals), (iii) reducing or otherwise adjusting the amount payable pursuant to Outstanding Awards and/or (iv) causing the forfeiture of Outstanding Awards. The Compensation Committee

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may, in its sole discretion, take different actions pursuant to this Section XI with respect to different awards, different Participants (or beneficiaries) and/or different classes of awards or Participants (or beneficiaries). The Compensation Committee has no obligation to take any action permitted by this Section XI. The Compensation Committee may consider any factors it chooses in taking (or determining whether to take) any action permitted by this Section XI, including, without limitation, the following:
(A)    The reason for the restatement of the financial statements;
(B)    The amount of time between the initial publication and subsequent restatement of the financial statements; and
(C)    The Participant's current employment status, and the viability of successfully obtaining repayment.
If the Compensation Committee requires repayment of all or part of a Prior Award, the amount of repayment may be based on, among other things, the difference between the amount paid to the individual and the amount that the Compensation Committee determines in its sole discretion should have been paid based on the restated results. The Compensation Committee shall determine whether repayment shall be effected (i) by seeking repayment from the Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be provided to the Participant under any compensatory plan, program or arrangement maintained by MDUR or any of its business segments, divisions or subsidiaries, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with otherwise applicable compensation practices of MDUR or its business segments, divisions or subsidiaries, as applicable, or (iv) by any

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combination of the foregoing. Additionally, by accepting an incentive award under the Plan, Participants acknowledge and agree that the Compensation Committee may take any actions permitted by this Section XI with respect to Outstanding Awards to the extent repayment is to be made pursuant to another plan, program or arrangement maintained by MDUR or any of its business segments, divisions or subsidiaries.

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MDU RESOURCES GROUP, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

RULES AND REGULATIONS

The Compensation Committee of the Board of Directors of MDU Resources Group, Inc. (“MDUR”) adopted Rules and Regulations for the administration of the Executive Incentive Compensation Plan (the "Plan") on February 9, 1983, following adoption of the Plan by the Board of Directors of MDUR on November 4, l982, which Rules and Regulations were subsequently amended and are hereby further amended effective January 1, 2013.

I.	DEFINITIONS
The following definitions shall be used for purposes of these Rules and Regulations and for the purpose of administering the Plan:

1.
The “Administrator” shall be the Compensation Committee of the Board of Directors of MDUR with respect to employees subject to Section 16 of the Securities Exchange Act of 1934, as amended. With respect to employees who are not subject to Section 16, the Chief Executive Officer of MDUR, with respect to MDUR employees, and the chief executive officer of each business segment, in conjunction with the Chief Executive Officer of MDUR, with respect to the business segment’s employees, shall be the Administrator.

2.
"Change in Control" shall mean the occurrence of any of the following transactions or events: (a) any person (which shall not include MDUR, any subsidiary of MDUR or any employee benefit plan of MDUR or of any subsidiary of MDUR) ("Person") or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of MDUR possessing 30% or more of the total voting power of the stock of MDUR; (b) any Person or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of the stock of MDUR that, together with stock held by such Person or group, constitutes more

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than 50% of the total fair market value or total voting power of the stock of MDUR (this part (b) applies only when there is a transfer of stock of MDUR and MDUR's stock remains outstanding after the transaction); (c) a majority of the members of the Board of Directors of MDUR is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of MDUR; or (d) any Person or group (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from MDUR that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of MDUR immediately before such acquisition or acquisitions.
Notwithstanding anything contained herein to the contrary, no transaction or event shall constitute a Change in Control for purposes of the Plan unless the transaction or event constitutes a change in the ownership of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), a change in effective control of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)) or a change in the ownership of a substantial portion of the assets of a corporation (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)) and the term Change in Control shall be interpreted in a manner consistent with the proper interpretation of the similar provisions in the Section 409A Treasury Regulations.

3.	The “Code” shall mean the Internal Revenue Code of 1986, as amended.

4.	The “Compensation Committee” shall be the Compensation Committee of the Board of Directors of MDUR.

5.	"MDUR" shall refer to MDU Resources Group, Inc. alone and shall not refer to any of its business segments, divisions or subsidiaries.

6.	The "Moody's Rate" is defined as the average of (i) the number that results from adding the daily Moody’s U.S. Long-Term Corporate Bond Yield

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Average for “A” rated companies as of the last day of each month for the 12-month period ending October 31 and dividing by 12 and (ii) the number that results from adding the daily Moody’s U.S. Long-Term Corporate Bond Yield Average for “BBB” rated companies as of the last day of each month for the 12-month period ending October 31 and dividing by 12.

7.	"Participants" for any Plan Year shall be those executives who have been approved by the Administrator as eligible for participation in the Plan for such Plan Year.

8.
"Payment Date" shall be the date set by the Administrator for payment of awards pursuant to Section X of the Plan, other than those awards deferred pursuant to Section X of the Plan and Section VII of these Rules and Regulations.

9.	The "Plan" shall refer to the Executive Incentive Compensation Plan, as it has been and may be amended.

10.	The "Plan Year" shall be the calendar year.

11.	“Retirement” means the later of the day the Participant attains age 55 or the day the Participant ceases to be an employee of MDUR or any of its business segments, divisions or subsidiaries.

12.	“Service Year” means the Plan Year during which the services giving rise to the incentive award are performed.

13.
“Specified Employee” means an employee who, as of the date the employee separates from service, is a “specified employee” (as that term is used in Section 409A(a)(2)(B) of the Code), as determined under MDUR's policy for determining specified employees.

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II.	ADMINISTRATION

1.	The Compensation Committee shall have the full power to construe and interpret the Plan and to establish and to amend these Rules and Regulations for its administration.

2.	The Administrator shall not participate in a decision as to the Administrator’s eligibility for, or award of, an incentive award payment.

3.	For each Plan Year, the Administrator shall approve a list of eligible executives and notify those so approved that they are eligible to participate in the Plan for such Plan Year.

4.
No later than 90 days after the beginning of each Plan Year, the Administrator shall approve the Plan’s performance measures, performance targets and target incentive award levels for each salary grade covered by the Plan for the Plan Year.

5.
The Administrator shall have final discretion to determine actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year. However, unless the Plan's performance goals are met for the Plan Year, no award shall be made for that Plan Year. Performance targets modified pursuant to Section III of the Plan will be deemed performance targets for purposes of determining whether or not these targets have been met.

III.    PLAN PERFORMANCE MEASURES

1.	The Administrator shall establish the percentage attainment of performance measures. The Administrator may establish more or fewer performance measures as it deems necessary.

2.
The performance measures may be set by reference to earnings, return on invested capital or any other measure or combination of measures deemed appropriate by the Administrator. They may be established for MDUR or any of its business segments, divisions or subsidiaries. The Administrator may assign different performance measures and/or different weights to performance measures for each Participant.

3.
The Administrator shall cause to be prepared a list of individuals to whom the Plan performance measures will be applied and shall identify the applicable performance measures for each Participant, which may vary among Participants.

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4.	The Administrator may set threshold, target and/or maximum award levels for some or all of the performance measures, and those levels shall be included on the list referred to in paragraph 3 above.

5.	The Administrator will retain the authority to determine whether or not the actual attainment of these measures has been made.

IV.    TARGET INCENTIVE AWARDS

1.	Target incentive awards will be a percentage of each Participant’s Salary, as defined in the Plan.

2.	Target incentive awards shall be set by the Administrator annually and will be included on the list referred to above.

V.    INCENTIVE FUND DETERMINATION

1.	The target incentive fund is the sum of the individual target incentive awards for all eligible Participants.

2.
Once individual incentive targets have been determined, a target incentive fund shall be established and accrued ratably by MDUR and each of its business segments, divisions and/or subsidiaries, as applicable. The incentive fund and accruals may be adjusted during the year.

3.
As soon as practicable following the close of each Plan Year, the Chief Executive Officer of MDUR will cause to be prepared an analysis showing performance in relation to the performance measures. The Administrator will review the analysis and determine, in its sole discretion, the amount of the actual incentive fund.

4.	In determining the actual incentive fund, any recommendations of the Chief Executive Officer of MDUR or the Administrator will be considered.
VI.    INDIVIDUAL AWARD DETERMINATION

1.	The Administrator shall have the sole discretion to determine each individual Participant's award.

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The Administrator's decision will be based upon the level of performance achieved.

2.
Each individual Participant’s award will be based upon the level of performance achieved relative to the established performance measures, as determined by a percentage from 0 percent to a maximum of 250 percent, as determined by the Administrator.

VII.    PAYMENT OF AWARDS

1.	On the date the Administrator determines the awards to be made to individual Participants, it shall also establish the Payment Date.

2.
Except as provided below or in the Plan or as the Administrator otherwise determines, in order to receive an award under the Plan, a Participant must remain in the employment of the Participant’s employer for the entire Service Year.

3.
If a Participant terminates employment with MDUR pursuant to Section 5.01 of MDUR’s Bylaws, which provides for mandatory retirement for certain officers on their 65th birthday (or terminates employment with a business segment, division and/or subsidiary of MDUR pursuant to a similar company Bylaw provision), and if the Participant’s 65th birthday occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the Participant’s 65th birthday occurs.

4.
Payment of the awards shall be made in cash. Payments shall be made on the Payment Date unless the Participant has deferred, in whole or in part, the receipt of the award by making an election on the deferral form attached hereto, prior to the beginning of the Service Year. Deferral elections may not be changed or revoked after the Service Year begins.

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5.
In the event a Participant has elected to defer receipt of all or a portion of the award, MDUR or one of its business segments, divisions or subsidiaries, as applicable shall set up an account in the Participant's name. The amount of the Participant's award to the extent deferred will be credited to the Participant's account on the Payment Date.

6.
The balance credited to an account of a Participant who has elected to defer receipt of an award will be an unsecured, unfunded obligation of MDUR or one of its business segments, divisions or subsidiaries, as applicable.

7.	Interest shall accrue on the balance credited to a Participant's account from the date the balance is credited. The rate of interest for each Plan Year shall be the Moody’s Rate.

8.	Interest shall be compounded and credited to the account monthly.

9.	A Participant may elect to defer any percentage, not to exceed l00, of an annual award.

10.
A Participant electing to defer any part of an award must elect one of the following dates on which (a) payment will be made, if payment will be made in a lump sum or (b) payments will commence, if payment will be made in monthly installments:

(1)	Between January 1 and March 10 next following termination of employment with MDUR, its business segments, divisions and subsidiaries, as applicable; or

(2)	Between January 1 and March 10 of the fifth year following the year in which the award would have been paid had it not been deferred.

For Participants who previously elected to have payments made or commence on the Payment Date next following termination of employment, their payments will be made or commence between January 1 and March 10 next following their termination of employment with MDUR, its business segments, divisions and subsidiaries, as applicable. For Participants who elected to have payments made or

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commence on the Payment Date of the fifth year following the year in which the award may be made, their payments will be made or commence between January 1 and March 10 of the fifth year following the year in which the award would have been paid had it not been deferred.

11.
A Participant may elect to receive the deferred amounts accumulated in the Participant's account in monthly installments, not to exceed 120. In the event the Participant elects to receive the amounts in the Participant's account in more than one installment, interest shall continue to accrue on the balance remaining in their account at the applicable rate or rates determined annually by the Compensation Committee.

12.
Notwithstanding anything contained in the Plan or these Rules and Regulations to the contrary, if a Specified Employee's employment terminates, to the extent required by Section 409A(a)(2)(B) of the Code, except as otherwise provided in paragraph 13 below of this Section VII of these Rules and Regulations, payment of any deferred amounts under the Plan that are to be paid during the 6-month period following the Specified Employee's termination of employment shall not be paid or provided until the first business day after the date that is 6 months following the Specified Employee's termination of employment. Any payment that is made pursuant to the prior sentence shall include the cumulative amount of any amounts that could not be paid during the 6-month period following the Specified Employee's termination of employment. To the extent payments are deferred pursuant to the prior sentence, such deferred amounts shall continue to accrue interest pursuant to Section VII of these Rules and Regulations until payment occurs.

For all purposes under the Plan and these Rules and Regulations, references to termination of employment and similar terms shall be interpreted to mean “separation from service,” as that term is used in Section 409A of the Code, and the Participant's employment shall not be deemed to have terminated for purposes of the Plan or these Rules and Regulations unless and until a separation from service shall have occurred for purposes of Section 409A of the Code.

13.
In the event of the death of a Participant in whose name a deferred account has been set up, MDUR or one of its business segments, divisions or subsidiaries, as applicable, shall, within 90 days thereafter, pay to the Participant's estate or the designated beneficiary the entire amount in the deferred account.

14.
In the event of a "Change in Control" then any award deferred by each Participant shall become immediately payable to the Participant. In the event the Participant files suit to collect a deferred award then all of the Participant's court costs, other expenses of litigation, and attorneys' fees shall be paid by MDUR or one of its business segments, divisions or subsidiaries, as applicable, in the event the Participant prevails upon any of the Participant's claims for payment.

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PAYROLL ELECTION FORM

Election for Deferred Compensation
and Beneficiary Designation

Pursuant to the MDU Resources Group, Inc. Executive Incentive Compensation Plan and the MDU Resources Group, Inc. Executive Incentive Compensation Plan Rules and Regulations (the "Plan"), I elect to defer receipt of
_______________________________ percent of the cash portion of any award which may be
(not to exceed 100)
payable to me in [ ] for Plan Year incentive earned in [ ], until the event specified below:
Check one:

Between January 1 and March 10 of the year following the year my employment with MDU Resources Group, Inc., its business segments, division
_________________and subsidiaries, as applicable is terminated.

Between January 1 and March 10 of [ ] the fifth year following the year in
__________________which the award would have been paid had it not been deferred).

I elect to receive any amounts deferred pursuant to the designation above and accumulated in my account in
___________________________ monthly installments; provided, however,
(not to exceed 120)
that in the event of a Change in Control (as defined in the Plan) all amounts deferred shall become immediately payable in cash, together with accrued interest thereon to the date of payment.
In the event of my death prior to receipt of the balance of such accumulated amounts, I designate
___________________________________________________________________ whose address is
___________________________________________________________________ as my beneficiary to receive such balance.

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I understand that this election shall become irrevocable on December 31,[ ]. I further understand that (1) if I am a “specified employee” (as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) when my employment terminates, to the extent required by Section 409A(a)(2)(B), payment of any deferred amounts under the Plan that are subject to Section 409A of the Code and that are to be paid during the 6 month period following my termination of employment shall not be paid or provided until the first business day after the date that is 6 months following termination of my employment or, if earlier, within 90 days after my death and (2) for purposes of this election form, I shall not be deemed to have terminated employment with MDU Resources Group, Inc. or an affiliated company unless and until a "separation from service" (as that term is used in Section 409A of the Code) shall have occurred. Any payment with respect to any deferred amounts paid out in installment payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.
I am aware that this election is being made under the Plan and that this election is governed by the Plan. I acknowledge that this election and the Plan together constitute an agreement between the Company and me, which can only be revoked or changed as provided in the Plan.

(Print Name)	(Signature)

(Date)

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